Exhibit 99.1

Argan, Inc. Expands Teledata Footprint into New

England with Acquisition of ValCor Communications

August 4, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its wholly-owned subsidiary, Southern Maryland Cable Inc. (“SMC”), has completed the acquisition of ValCor Communications, LLC (“ValCor”), a Connecticut-based provider of installation, maintenance, and repair services for information, communication, and data networks serving customers across New England. The transaction closed July 31, 2026, with total initial consideration of approximately $8.3 million, funded through a combination of cash and Argan common stock.

Established in 1997, ValCor has built an exceptional track record serving premier customers in the defense, aerospace, and technology sectors. Its specialized expertise has supported long-standing client relationships spanning two decades or more with Fortune 500 technology companies and others in the region. These entrenched relationships significantly strengthen SMC’s competitive positioning and expand the Company’s Teledata segment into the defense, aerospace, and technology customer base across New England.

“This bolt-on acquisition expands the reach of our Teledata segment to a premier customer base that would have taken years to build organically” said David Watson, President and Chief Executive Officer of Argan. “The client relationships ValCor has built over 25 years are simply not replicable from scratch.”

“We’ve worked alongside ValCor as a teaming partner and admired their capabilities, work ethic and reputation in the field,” said Brian Orlandi, Chief Executive Officer of SMC. “Their skillset, clients, and culture made this a complementary fit. ValCor provides SMC an immediate New England anchor, a specialized skilled workforce, and direct access to the defense, aerospace, healthcare, banking, higher education, and technology clients that align perfectly with our business. We are committed to investing in this team and helping them reach their full potential.”

“Joining SMC enables us to continue providing our clients with exceptional services while scaling to meet current and future demand,” said Kevin Clark, President of ValCor. “Our team and our clients are what makes ValCor who we are, and with SMC’s support, that will only evolve into greater things in the future.”

About SMC Infrastructure Solutions

SMC Infrastructure Solutions, a subsidiary of Argan, specializes in delivering comprehensive utility infrastructure solutions to meet the evolving needs of its clients. With a focus on safety, quality, reliability, and sustainability, SMC is dedicated to building infrastructure that allows for more robust and productive networks and systems worldwide.

For more information about SMC Please visit www.SMCiS.com

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement, and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com